EXHIBIT 99.1

eMagin Appoints Radu Auf der Heyde as Director

BELLEVUE, Wash., Aug. 18, 2006 --eMagin Corporation (AMEX: EMA), a leader in OLED technology and personal display systems, has appointed Dr. Radu Auf der Heyde as Director. Mr. Auf der Heyde will also join the newly formed Management Committee as the Board designate. The Committee is tasked with overseeing the Company’s growth and related strategic initiatives and reports to eMagin’s Board of Directors.

Dr. Auf der Heyde is President of Lightridge Capital, an investment management firm he founded which uses artificial intelligence technology to assist in decision-making to yield high risk-adjusted returns on investment. He was previously Vice President at Ameriquest Capital, a private equity firm. Aside from investing activities, he led various efforts at Ameriquest Capital’s portfolio companies, including setting up a program management and a software development quality assurance group, replacing core business applications, upgrading IT and communication infrastructures, and restructuring a call center. Prior to that, Dr. Auf der Heyde was a Principal at Mercer Management Consulting with primary focus on business strategy development and new venture creation for a variety of leading electronics manufacturers and technology and telecom service providers. Dr. Auf der Heyde received a Ph.D. in engineering from Stanford University in 1999 and holds a diploma degree in engineering from the Technical University of Aachen (RWTH Aachen), Germany. He has published numerous journal papers on the topic of diode-laser absorption techniques and presented at many international and national conferences.

"I am pleased to join eMagin and to work with Gary Jones and John Atherly and its distinguished Board of Directors in helping eMagin achieve the next phases of its objectives," said Dr. Auf der Heyde. "eMagin’s leadership in near to eye display technology and its outstanding portfolio of customers who are in the process of commercializing eMagin-equipped products, particularly in the military and industrial sectors, provide exciting opportunities going forward."

With the election of Dr. Auf der Heyde, eMagin's board now consists of 9 members. Dr. Auf der Heyde is the first of up to two Directors to be selected by the investors under the terms of the Company’s recent financing.

About eMagin

A leader in OLED technology and personal display systems, eMagin manufactures and integrates high-resolution OLED microdisplays, magnifying optics, and systems technologies to create a virtual image comparable to that of a large computer monitor or a large-screen television. eMagin’s OLED displays have been incorporated into a variety of near-eye imaging products for military, industrial, medical, and consumer markets that choose eMagin’s award-winning technology as a core component for their solutions. eMagin’s first personal display system, the Z800 3DVisor, provides superb 3D stereovision and headtracking for PC gaming, training and simulation, and other applications. It won the CEA’s Best of Innovations award in the digital display category and won additional recognition in the electronic gaming category. eMagin's microdisplay manufacturing and R&D operations are co-located with IBM on its campus in East Fishkill, New York. System design facilities and sales and marketing are located in Bellevue, Washington. A sales office is located in Tokyo, Japan. For additional information, please visit www.emagin.com and www.3dvisor.com.

Media Contact:
Joe Runde, 425-749-3636, jrunde@emagin.com

Investor Contact:
John Atherly, 425-749-3622, jatherly@emagin.com